Exhibit 99.1

Per-Se Technologies Significantly Improves Profitability with Fourth Quarter Results; $11 Million of Net New Business Sold by Physician Services Division in January 2004

    ATLANTA--(BUSINESS WIRE)--Feb. 3, 2004--Per-Se Technologies, Inc. (Nasdaq: PSTI), the leader in Connective Healthcare solutions that help physicians and hospitals realize their financial goals, today released its results for the fourth quarter ended December 31, 2003.
    The Company reported revenue of $82.6 million; operating income, excluding restructuring expenses (a non-GAAP measure), of $9.4 million, or 11.4% of revenue; and income from continuing operations, excluding restructuring expenses (a non-GAAP measure), of $7.2 million, or $.21 per share on a fully diluted basis, for the fourth quarter. During the fourth quarter, the Company incurred approximately $0.7 million in restructuring expenses associated with its July 2003 sale of the Patient1 clinical information system and the subsequent divisional reorganization. Including the restructuring expenses, the Company had operating income of $8.8 million, or 10.6% of revenue, and income from continuing operations of $6.6 million, or $.19 per share on a fully diluted basis.
    For comparison purposes, in the fourth quarter of 2002, the Company reported revenue of $82.1 million and operating income of $8.3 million, or 10.1% of revenue. Income from continuing operations in the fourth quarter of 2002 was $3.6 million, or $.11 per share on a fully diluted basis.
    "Our income from continuing operations nearly doubled over our fourth quarter 2002 performance," stated Philip M. Pead, Per-Se's chairman, president and chief executive officer. "We expect to continue delivering strong profitability throughout 2004."

    Year-To-Date Results

    Revenue and operating income, excluding restructuring expenses (a non-GAAP measure), for the year ended December 31, 2003, were $334.5 million and $36.6 million, or 10.9% of revenue, respectively, compared with revenue of $325.7 million and operating income of $29.5 million, or 9.1% of revenue, for the year ended December 31, 2002. The Company reported income from continuing operations for the full year 2003, excluding restructuring expenses and debt refinancing and retirement expenses (a non-GAAP measure), of $21.2 million, or $.65 per share on a fully diluted basis. For comparison purposes, in the prior year, the Company had income from continuing operations of $10.7 million, or $.33 per share on a fully diluted basis. Including restructuring expenses of $0.8 million incurred during 2003, the Company had operating income of $35.8 million, or 10.7% of revenue. Including restructuring expenses as well as debt refinancing and retirement expenses of $6.3 million, the Company had income from continuing operations of $14.1 million, or $.43 per share on a fully diluted basis, for 2003.
    "During 2003, we continued to improve our operational performance, which is reflected in our significant margin improvement. We also took proactive steps to address our capital structure by decreasing our debt by nearly one-third and greatly reducing our interest expense. As a result, we significantly improved our profitability during 2003 and laid the foundation for further improvements during 2004," stated Pead.
    Cash flow from continuing operations for the year ended December 31, 2003, was $24.4 million compared to $24.5 million for the year ended December 31, 2002. Cash flow from continuing operations for 2003 includes the absorption of $4.3 million in expenses associated with the Company's debt refinancing and retirement initiative. "As a result of our largely recurring revenue base, we expect to continue producing strong cash flow," stated Pead.

    Segment Performance

    The Physician Services division reported revenue and operating income of $61.6 million and $6.6 million, respectively, for the fourth quarter of 2003 compared to revenue and operating income of $61.7 million and $7.6 million, respectively, for the fourth quarter of 2002. "The growth in our revenue from our existing client base during the fourth quarter was lower than expected," stated Pead. "Also, as we discussed during our third quarter release, fourth quarter revenue was negatively impacted by business terminated in previous quarters that ramped down faster than usual."
    The division had operating margins of 10.7% in the fourth quarter of 2003 compared to 12.2% in the prior year period. Margins were negatively impacted in the current year quarter by costs associated with the conversion of customers to a new, Web-based platform for the division's ASP-based physician practice management solution.
    Physician Services had a negative net backlog of approximately $2 million as of December 31, 2003. The division's net backlog at January 31, 2004, is approximately $11 million due to the significant level of new business sold during the first month of 2004. Net backlog represents the annualized revenue related to new contracts signed with the business still to be implemented, less the annualized revenue related to existing contracts where discontinuance notification has been received.
    "A substantial portion of the new sales anticipated to close in the fourth quarter actually closed in January. We sold a record $11 million of net new business during the month of January 2004," stated Pead. "We had important contract signings in January, including a significant sales win for the Physician Services division that was announced yesterday. The University of Texas Health Science Center at Houston outsourced the revenue cycle management for its faculty practice plan to Per-Se. Due to the nature of this contract, we will begin recognizing revenue related to this business in the first quarter. As a result of our strong January sales performance, I am confident in our ability to meet our 2004 revenue growth guidance of 6% to 8% for this division." The Company defines net new business sold as the annualized revenue value of new contracts signed in a period, less the annualized revenue value of terminated business in that same period.
    The Hospital Services division reported revenue and operating income, excluding restructuring expenses (a non-GAAP measure), of $24.3 million and $6.0 million, or 24.7% of revenue, respectively, for the fourth quarter of 2003 compared to revenue and operating income of $23.7 million and $4.7 million, or 20.0% of revenue, respectively, for the fourth quarter of 2002. Including restructuring expenses, the division had operating income of $5.6 million, or 23.1% of revenue, during the current year quarter.
    Revenue in the division increased approximately 3% in the fourth quarter over the fourth quarter of 2002. As discussed in previous quarters, the phasing out of a large print and mail customer, whose business was not related to medical claims, began in the second half of 2002. The loss of this client negatively impacted year-over-year revenue comparisons. Medical-related transaction volume increased approximately 10% in the fourth quarter compared to the prior year period.
    "New sales of our resource management products were strong during the fourth quarter, while new sales of our license-based revenue cycle management products continued to be negatively impacted by the industry's compliance efforts with respect to HIPAA standard electronic transactions. We expect this trend to begin improving during the first half of 2004 as the industry works toward compliance," stated Pead.

    Business1 Product Line Sold

    The Company also announced today the sale of its Business1 patient financial management product line, effective January 31, 2004. The buyer, a privately held company, will hire a majority of the product line's employees and will assume the Company's service and support obligations to the Business1 customers. No cash consideration was received at the time of closing, but the Company has an arrangement with the buyer whereby Per-Se will receive a payout based on the product line's future performance. The Business1 product line has been classified as discontinued operations for all periods presented.
    "The sale of Business1 allows us to better focus our resources on core business strategies that will have more meaningful returns to our customers and shareholders," stated Pead.

    Status of Lloyd's of London Matter

    As previously reported, the Company is in litigation with Lloyd's of London (Lloyd's) following its attempt in May 2002 to rescind certain Errors & Omissions Liability Policies ("E&O" policies) and Directors and Officers Liability Policies ("D&O" policies) issued by Lloyd's to the Company for the period December 31, 1998, to June 30, 2002.
    During January 2004, the Court changed the scheduled trial date from mid-February to May 11, 2004. "This short delay does not change our confidence in the merits of our case, and we expect to prevail at trial," stated Pead.
    During the fourth quarter, the Company incurred approximately $0.3 million, or $.01 per share on a fully diluted basis, in litigation expenses related to the Company's dispute with Lloyd's. By comparison, in the fourth quarter of 2002, the Company incurred approximately $1.3 million, or $.04 per share on a fully diluted basis, in increased insurance premiums and litigation expenses related to the Lloyd's matter. The Company expects to incur litigation expenses of up to $1 million in the first half of 2004 associated with the Lloyd's matter.
    Cash flow for the full year 2003 was negatively impacted by approximately $7.4 million related to the dispute with Lloyd's compared to $8.9 million in 2002. As of December 31, 2003, the Company had a $17.4 million receivable from Lloyd's associated with legal and settlement costs in excess of the Lloyd's E&O policies' deductible. These costs are expected to be recovered from Lloyd's.

    Per-Se Reiterates 2004 Guidance, Provides Quarterly Guidance

    The Company reiterates its previously issued full year guidance for 2004. The Company expects consolidated revenue growth in 2004 of 7% to 9% over the prior year and fully diluted earnings per share from continuing operations of $.85 to $.95.
    The Company's fully diluted earnings per share from continuing operations expectations by quarter are outlined in the following table:



                         First       Second      Third       Fourth
        2004             Quarter    Quarter      Quarter    Quarter
----------------------------------------------------------------------
Earnings per share    $.10 - $.13 $.20 - $.22 $.25 - $.28 $.30 - $.32
----------------------------------------------------------------------


    First quarter results are historically impacted by seasonality in both of the Company's divisions.
    By segment, the Company reiterates its previous revenue growth guidance for the Physician Services division of between 6% and 8% and its operating margin guidance for the division of 12.5% to 13.0%. The first quarter is historically the division's lowest margin quarter due to the impact of seasonality. Additionally, the implementation of the significant new business sold during January 2004 will negatively impact margins in the Physician Services division in the first half of 2004. "With our strong net new business sold performance to date in 2004, I am confident in our revenue growth potential for the coming year," stated Pead.
    For the Hospital Services division, the Company reiterates its previously issued full year revenue growth guidance of 8% to 10% and its operating margin guidance of 20% to 21%. Operating margins throughout 2004 will be lower than the prior year as the division invests in strategic product initiatives. "We expect revenue in the division to accelerate throughout the year as hospitals turn their focus from HIPAA compliance to improving their financial health," stated Pead. "During 2004, we will invest in our access management and receivables management products - enhancing our offerings that help hospitals achieve their income potential."
    The Company expects cash flow from continuing operations for the full year 2004 to be between $40 million and $43 million. The Company also expects capital expenditures and capitalized software development costs to be between $15 million and $16 million. This cash flow guidance is consistent with the Company's previously issued full year 2004 guidance and excludes any positive cash flow impact resulting from the resolution of the Company's matter with Lloyd's.
    "During 2003, we improved our profitability both through improvements in our operations and in our capital structure," stated Pead. "During 2004, our focus will be on profitable revenue growth."

    Conference Call

    Per-Se will host a conference call for institutional investors and security analysts at 3:00 p.m. Eastern time today. All interested investors are invited to access a live audio broadcast of the call via Webcast. The Webcast can be accessed at www.per-se.com in the Investors section by selecting the Webcast link. Listeners should go to the website at least 15 minutes before the scheduled start time of the conference call to download and install any necessary audio software. For those unable to listen to the live broadcast of the call, a replay will be available shortly after completion of the call and will be archived on Per-Se's website for approximately 60 days.

    About Per-Se Technologies

    Per-Se Technologies (Nasdaq: PSTI) is the leader in Connective Healthcare. Connective Healthcare solutions from Per-Se enable physicians and hospitals to achieve their income potential by creating an environment that streamlines and simplifies the complex administrative burden of providing healthcare. Per-Se's Connective Healthcare solutions help reduce administrative expenses, increase revenue and accelerate the movement of funds to benefit providers, payers and patients. More information is available at www.per-se.com.

    Safe Harbor Statement

    This Press Release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Press Release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company's future business operations and the costs or outcome of litigation as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, revenue projections, operating income projections, operating margin projections, earnings per share from continuing operations projections, cash flow projections, and the outcome, costs and earnings and cash flow impact of litigation. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this Press Release include, but are not limited to, failure to realize improvements in performance, efficiency and profitability, failure to complete anticipated sales under negotiations, failure to successfully implement sales backlog, lack of revenue growth, client losses and adverse developments or increased costs with respect to litigation and adverse developments with respect to the operation or performance of the Company's business units or the market price of its common stock. Additional factors that would cause actual results to differ materially from those contemplated within this Press Release can also be found in the Company's Safe Harbor Compliance Statement included in the Company's Form 10-Q for the quarter ended September 30, 2003 and Form 10-K for the year ended December 31, 2002. The Company disclaims any responsibility to update any forward-looking statements.
    The Company believes that operating income and operating margins excluding restructuring expenses, and income from continuing operations and earnings per share from continuing operations excluding restructuring expenses and debt refinancing costs, and Hospital Services and Corporate operating income and operating margins excluding restructuring expenses are additional meaningful measures of operating performance. However, this information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.



                 CONSOLIDATED STATEMENTS OF OPERATIONS
                           SEGMENT REPORTING
                       (unaudited, in thousands)

                               Three Months Ended      Year Ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                 2003      2002      2003      2002
                                --------  --------  --------  --------
Revenue
 Physician Services            $ 61,583  $ 61,654  $251,058  $245,589
 Hospital Services (1)           24,347    23,688    96,728    92,785
 Eliminations                    (3,292)   (3,273)  (13,322)  (12,673)
                                --------  --------  --------  --------
   Consolidated                $ 82,638  $ 82,069  $334,464  $325,701
                                ========  ========  ========  ========

Operating Income
 Physician Services            $  6,592  $  7,551  $ 28,874  $ 25,720
 Hospital Services (1) (2)        6,024     4,738    22,252    18,472
 Corporate (2)                   (3,213)   (3,959)  (14,532)  (14,647)
                                --------  --------  --------  --------
                               $  9,403  $  8,330  $ 36,594  $ 29,545
 Restructuring Expenses (2)         653        --       830        --
                                --------  --------  --------  --------
   Consolidated                $  8,750  $  8,330  $ 35,764  $ 29,545
                                ========  ========  ========  ========

    (1) The Patient1 and Business1 product lines have been classified as discontinued operations for all periods presented and, therefore, are not included in the Hospital Services division segment.
    (2) Hospital Services and Corporate exclude restructuring expenses of $408,000 and $245,000, respectively, for the three months ended December 31, 2003, and $504,000 and $326,000, respectively, for the year ended December 31, 2003.


                 CONDENSED CONSOLIDATED BALANCE SHEETS
                       (unaudited, in thousands)

                                          December 31,    December 31,
                                              2003            2002
                                          ------------    ------------
Assets
Cash and cash equivalents                $     25,271    $     46,748
Restricted cash                                    66           4,296
Accounts receivable, net                       48,227          43,478
Other current assets                            5,172           3,711
Lloyd's receivable                             17,405           6,849
Property and equipment                         16,184          19,493
Goodwill                                       32,549          32,549
Other intangible assets                        19,773          22,902
Other                                           5,881           3,486
Net assets of discontinued operations (3)         129          26,338
                                          ------------    ------------
                                         $    170,657    $    209,850
                                          ============    ============

Liabilities and Stockholders' Deficit
Current liabilities                      $     46,900    $     46,002
Deferred revenue                               20,560          18,002
Current portion of long-term debt              12,500          15,020
Long-term debt                                109,375         160,000
Other long-term obligations                     1,808           2,140
Net liabilities of discontinued
 operations (3)                                   422           7,938
Stockholders' deficit                         (20,908)        (39,252)
                                          ------------    ------------
                                         $    170,657    $    209,850
                                          ============    ============

    (3) Net assets and net liabilities of discontinued operations at December 31, 2003, included Business1 and included Patient1 and
Business1 at December 31, 2002.


              PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
            (unaudited, in thousands except per share data)

                                  Three Months Ended    Year Ended
                                     December 31,      December 31,
                                  ------------------ -----------------
                                   2003      2002     2003     2002
                                  --------  -------- -------- --------

Revenue                          $ 82,638  $ 82,069 $334,464 $325,701
                                  --------  -------- -------- --------

Salaries and wages                 47,889    46,173  194,008  186,298
Other operating expenses           21,331    22,971   87,136   91,000
Depreciation                        2,304     2,597    9,619   10,939
Amortization                        1,711     1,998    7,107    7,919
Restructuring expenses                653        --      830       --
                                  --------  -------- -------- --------
      Operating income              8,750     8,330   35,764   29,545
Interest expense, net               2,113     4,515   14,513   17,981
Interest expense - debt
 retirement costs                      --        --    6,255       --
                                  --------  -------- -------- --------
      Income before income taxes    6,637     3,815   14,996   11,564
Income tax expense                     50       217      855      860
                                  --------  -------- -------- --------
      Income from continuing
       operations                   6,587     3,598   14,141   10,704
                                  --------  -------- -------- --------
Income (loss) from discontinued
 operations, net of tax -
 Patient1                               2       495   (1,335)     185
Gain on sale of Patient1              620        --   10,056       --
Loss from discontinued
 operations, net of tax -
 Business1                           (738)     (694)  (3,589)  (1,924)
Loss from discontinued
 operations, net of tax -
 Business1 write-down of net
 assets                              (718)       --   (8,426)      --
Loss from discontinued
 operations, net of tax - Other      (380)      (67)    (872)  (1,025)
                                  --------  -------- -------- --------
      Net income                 $  5,373  $  3,332 $  9,975 $  7,940
                                  ========  ======== ======== ========

Diluted net income (loss) per
 common share:
      Income from continuing
       operations excluding
       restructuring expenses and
       debt retirement costs     $   0.21  $   0.11 $   0.65 $   0.33
      Restructuring expenses        (0.02)       --    (0.03)      --
      Debt retirement costs            --        --    (0.19)      --
                                  --------  -------- -------- --------
      Income from continuing
       operations                    0.19      0.11     0.43     0.33
Income (loss) from discontinued
 operations, net of tax -
 Patient1                              --      0.02    (0.04)    0.01
Gain on sale of Patient1             0.02        --     0.31       --
Loss from discontinued
 operations, net of tax -
 Business1                          (0.02)    (0.02)   (0.11)   (0.06)
Loss from discontinued
 operations, net of tax -
 Business1 write-down of net
 assets                             (0.02)       --    (0.26)      --
Loss from discontinued
 operations, net of tax - Other     (0.01)       --    (0.03)   (0.03)
                                  ------------------------------------
      Net income                 $   0.16  $   0.11 $   0.30 $   0.25
                                  ========  ======== ======== ========

Weighted average shares used in
 computing diluted earnings per
 share                             34,039    31,585   32,661   31,966
                                  ========  ======== ======== ========


                       PER-SE TECHNOLOGIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (unaudited, in thousands)

                                                        Year Ended
                                                       December 31,
                                                    ------------------
                                                      2003     2002
                                                    --------- --------
Cash Flows From Operating Activities:
Net income                                            $9,975   $7,940
Adjustments to reconcile net income to cash
    provided by (used for) operating activities:
        Depreciation and amortization                 16,726   18,858
        Write-off of unamortized deferred financing
         costs                                         1,957       --
        Gain on sale of Patient1                     (10,056)      --
        Loss from discontinued operations             14,222    2,764
        Changes in assets and liabilities,
         excluding effects of acquisitions and
         divestitures                                 (8,437)  (5,104)
                                                    --------- --------
    Net cash provided by continuing operations        24,387   24,458
    Net cash used for discontinued operations        (10,445)  (1,491)
                                                    --------- --------
    Net cash provided by operating activities         13,942   22,967
                                                    --------- --------

Cash Flows From Investing Activities:
Acquisitions, net of cash acquired                       (78)  (1,640)
Purchases of property and equipment                   (6,367)  (6,471)
Software development costs                            (3,976)  (3,425)
Proceeds from sale of subsidiaries                    27,925       --
Other                                                     23       50
                                                    --------- --------
    Net cash provided by (used for) continuing
     operations                                       17,527  (11,486)
    Net cash used for discontinued operations         (2,289)  (4,172)
                                                    --------- --------
    Net cash provided by (used for) investing
     activities                                       15,238  (15,658)
                                                    --------- --------

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options            7,969    1,071
Proceeds from borrowings                             125,000       --
Deferred financing costs                              (5,481)      --
Capital contribution                                      --    1,969
Repayments of debt                                  (178,145)     (94)
                                                    --------- --------
    Net cash (used for) provided by financing
     activities                                      (50,657)   2,946
                                                    --------- --------

Cash and Cash Equivalents:
Net change in cash                                   (21,477)  10,255
Balance at beginning of period                        46,748   36,493
                                                    --------- --------
Balance at end of period                             $25,271  $46,748
                                                    ========= ========


              PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
      RECONCILIATION OF CONSOLIDATED OPERATING INCOME AND MARGIN,
             AND INCOME FROM CONTINUING OPERATIONS AND EPS
                       (unaudited, in thousands)


                                           For the period ended
                                             December 31, 2003
                                      --------------------------------
                                        QTD              YTD
                                      -------         --------
                                               % of             % of
                                              Revenue          Revenue
                                             --------         --------
Operating income excluding
 restructuring expenses               $9,403    11.4% $36,594    10.9%
  Restructuring expenses                 653              830
                                      --------------- ----------------
Consolidated operating income         $8,750    10.6% $35,764    10.7%
                                      =============== ================



Income from continuing operations
 excluding                                      EPS              EPS
                                             --------         --------
debt refinancing costs and
 restructuring expenses               $7,240   $0.21  $21,226   $0.65
  Debt refinancing and retirement
   costs                                  --      --    6,255  $(0.19)
  Restructuring expenses                 653   $0.02      830  $(0.03)
                                      --------------- ----------------
Income from continuing operations     $6,587   $0.19  $14,141   $0.43
                                      =============== ================


    Operating income and income from continuing operations, excluding restructuring expenses and debt refinancing costs

    The Company believes operating income, excluding restructuring, and income from continuing operations and related earnings per share from continuing operations, excluding restructuring expenses and debt refinancing costs, are additional meaningful measures of operating performance to facilitate comparisons to previously issued guidance that excluded these items. These measures represent the earnings generated from the "base business" excluding (1) the costs associated with reorganization of the Company's operating structure following the Patient1 divestiture, and (2) the costs associated with the refinancing and retirement of the Company's debt. These expenses are special in nature. Internally, the Company uses these measures to evaluate its operational performance. While the Company believes these measures are meaningful and useful to the readers of the financial statements, these measures will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.



              PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
         RECONCILIATION OF SEGMENT OPERATING INCOME AND MARGIN
                       (unaudited, in thousands)

                                           For the period ended
                                             December 31, 2003
                                     ---------------------------------
                                       QTD              YTD
                                     --------        ---------
                                               % of             % of
                                              Revenue          Revenue
                                             --------         --------
Hospital Services excl.
 restructuring expenses
Operating income excluding
 restructuring expenses               $6,024    24.7% $22,252    23.0%
  Restructuring expenses                 408              504
                                     ---------------------------------
Operating income                      $5,616    23.1% $21,748    22.5%
                                     =================================

Corporate excluding restructuring
 expenses
Operating income excluding
 restructuring expenses              $(3,213)        $(14,532)
  Restructuring expenses                 245              326
                                     --------        ---------
Operating income                     $(3,458)        $(14,858)
                                     ========        =========


    Operating income, excluding restructuring expenses, for Hospital Services and Corporate

    The Company believes operating income, excluding restructuring, for both the Hospital Services and Corporate segments are additional meaningful measures of operating performance to facilitate comparisons to previously issued guidance that excluded restructuring. These measures represent the earnings generated or expenses associated with the "base business" excluding the costs associated with the reorganization of the Company's operating structure following the Patient1 divestiture. These expenses are special in nature. Internally, the Company uses these measures to evaluate its operational performance. While the Company believes these measures are meaningful and useful to the readers of the financial statements, these measures will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.

    CONTACT: Per-Se Technologies, Atlanta
             Michele Howard, 770-444-5603
             michele.howard@per-se.com